As filed with the Securities and Exchange Commission on November 26, 2018

Registration Nos. 333-222843; 333-160384;

333-102047; 333-63100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222843

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-160384

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102047

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-63100

UNDER

THE SECURITIES ACT OF 1933

ROCKWELL COLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2314475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip code)

Rockwell Collins Retirement Savings Plan

(Full title of the plan)

Patrick E. Allen

Vice President, Chief Financial Officer & Treasurer

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, Iowa 52498

(Name and address of agent for service)

(319) 295-1000

(Telephone number, including area code, of agent for service)

Copies to:

Peter J. Graber-Lipperman, Esq.

Secretary

One Financial Plaza

Hartford, Connecticut 06101

(860) 728-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 filed by Rockwell Collins, Inc., a Delaware corporation (the “Company”), including all previous post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-63100), filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2001, registering 2,000,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins Retirement Savings Plan for Salaried Employees (now known as the Rockwell Collins Retirement Savings Plan); 500,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins Retirement Savings Plan for Hourly Employees (subsequently merged into the Rockwell Collins Retirement Savings Plan); 500,000 shares of common stock reserved for issuance under the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (subsequently merged into the Rockwell Collins Retirement Savings Plan); and an indeterminate amount of interests to be offered or sold pursuant to such employee benefit plans;

•

Registration Statement on Form S-8 (File No. 333-102047), filed with the SEC on December 20, 2002, registering 5,000,000 shares of common stock (including associated preferred share purchase rights) for delivery under the Rockwell Collins Retirement Savings Plan for Salaried Employees (now known as the Rockwell Collins Retirement Savings Plan) and an indeterminate amount of plan interests;

•

Registration Statement on Form S-8 (File No. 333-160384), filed with the SEC on July 1, 2009, registering 8,000,000 shares of common stock (including associated preferred share purchase rights) to be offered pursuant to the Rockwell Collins Retirement Savings Plan; 500,000 shares of common stock (including associated preferred share purchase rights) to be offered pursuant to the Savings Plan for Bargaining Unit Employees (subsequently merged into the Rockwell Collins Retirement Savings Plan); and an indeterminate amount of interests to be offered or sold pursuant to such employee benefit plans; and

•

Registration Statement on Form S-8 (File No. 333-222843), filed with the SEC on February 2, 2018, registering 500,000 shares of common stock and an indeterminate amount of interests to be offered or sold pursuant to the Rockwell Collins Retirement Savings Plan.

On November 26, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 4, 2017 (the “Merger Agreement”), by and among the Company, United Technologies Corporation, a Delaware corporation (“Parent”), and Riveter Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, all offerings of securities pursuant to the Registration Statements have been terminated.

This post-effective amendment removes from registration any and all securities of the Company and the plans referenced herein that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on November 26, 2018.

ROCKWELL COLLINS, INC.

By:	/s/ Patrick E. Allen
Patrick E. Allen Vice President, Chief Financial Officer & Treasurer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 26, 2018.

ROCKWELL COLLINS RETIREMENT SAVINGS PLAN*

By:	/s/ Rosa F. Barone
Rosa F. Barone
Plan Administrator

*

Formerly known as the Rockwell Collins Retirement Savings Plan for Salaried Employees and successor to the Rockwell Collins Retirement Savings Plan for Hourly Employees and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees.